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                                                                   EXHIBIT I.(1)


Stradley Ronan Stevens & Young
Attorneys At Law
2600 One Commerce Square
Philadelphia, PA 19103-7098
(215) 564-8000

Fax215) 564-8120
Direct Dial:  (215) 564-8101


                                August 18, 1994

The Regis Fund II
c/o Mutual Funds Service Company
P.O. Box 2798
Boston, MA  02208-2798

Gentlemen:

             You have requested our opinion with respect to the shares of beneficial interest to be offered upon effectiveness of your registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940.

             Based upon our review of such records, documents, and representations as we have deemed relevant, it is our opinion that the shares of beneficial interest to be sold and issued by The Regis Fund II, upon issuance, sale and payment in accordance with the terms of sale contained in the Prospectus, will be legally issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the registration of the said shares under the Securities Act of 1933 and the Investment Company Act of 1940, and amendments thereto, and registration statements filed in accordance with the securities laws of the various states in which shares of The Regis Fund II will be offered, and we further consent to the fact this opinion concerning the legality of the issue

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The Regis Fund II
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has been rendered by us.

                                                Very truly yours,

                                                STRADLEY, RONAN, STEVENS & YOUNG


                                                By:/S/ Audrey C. Talley
                                                   Audrey C. Talley, a Partner

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